UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 11, 2013
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Second Amended Employment Agreement of Timothy C. Barber as President - Global Sales and Marketing
The Company and Timothy C. Barber, the Company’s President - Global Sales and Marketing, entered into a Second Amended Employment Agreement as of October 7, 2013 (the “Agreement”). The material terms of the Agreement are as follows:

•
Term. The initial term of the Agreement commenced on October 7, 2013 and will end at the next annual meeting of the Company’s Board of Directors (the “Board”). Thereafter, the Agreement will automatically extend for an additional one year term if Mr. Barber is elected as an executive officer at a subsequent meeting of the Board. The Agreement may be terminated or expire in accordance with its terms.

•	Compensation. For his services, Mr. Barber will receive a base salary and incentive compensation, as established from time to time by the Compensation Committee of the Board.

•
Termination. The Company may terminate Mr. Barber’s employment for “cause” upon two days prior written notice. The Company may terminate Mr. Barber’s employment at any time without “cause” upon 15 days prior written notice.

•
Covenant Not to Compete. During the term of the Agreement or for a 24 month extension from the date of termination as described below, Mr. Barber agrees not to compete with the Company, cause or induce any employee to leave the Company, or call on or otherwise solicit business from any of the Company’s customers. If the covenant not to compete period is extended as described above, Mr. Barber would receive a lump sum payment equal to two times the total cash compensation he received in the preceding 12 month period.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

10.1    Second Amended Employment Agreement dated October 7, 2013 between the Company and Timothy C. Barber

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

October 11, 2013	/S/ Amy J. Scheer
Amy J. Scheer, Senior Vice President-General Counsel and Secretary